EXHIBIT 11.1

INDEPENDENT AUDITORS’ INCLUSION LETTER

We agree to the inclusion in the Cardone Equity Fund V, LLC Form 1-K dated June 10, 2024 of our report, dated June 7, 2024, on our audit of the financial statements of Cardone Equity Fund V, LLC as of December 31, 2023 and 2022, and for the years then ended.

Kaufman, Rossin & Co., P.A.

June 10, 2024

Miami, Florida